Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Erick Mason
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Leigh Parrish, Lauren Levine
(212) 850-5651, (212) 850-5708

For Immediate Release

GUITAR CENTER, INC. ANNOUNCES FIRST QUARTER 2006 RESULTS

•                  First quarter consolidated net sales increased 18.8% to $470.7 million

•                  First quarter net income was $15.7 million, or $0.55 per diluted share

•                  First quarter adjusted net income excluding expenses relating to the Company’s long-term incentive plan and a charge associated with the retirement of the previous CFO was $18.6 million, or $0.65 per diluted share

Westlake Village, CA (April 27, 2006) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced financial results for the first quarter ended March 31, 2006.

Consolidated net sales increased 18.8% to $470.7 million in the first quarter from $396.4 million in the prior year period. Net income in the first quarter was $15.7 million, or $0.55 per diluted share, versus net income of $15.9 million, or $0.56 per diluted share, in the prior year period.

First quarter 2006 net income includes after-tax charges as follows:

•                  stock-based compensation expense of $1.1 million, or $0.04 per diluted share, to account for stock-based compensation expense under the Company’s long-term incentive plan (LTIP) that should have been accrued in the fourth quarter of 2005;

•                  a charge of $0.9 million, or $0.03 per diluted share, resulting from the retirement of the Company’s previous Chief Financial Officer; and

•                  stock-based compensation expense of $0.9 million, or $0.03 per diluted share, for the current quarter resulting from the LTIP.

Excluding these first quarter expenses in 2006, adjusted net income for the first quarter of 2006 would have been $18.6 million, or $0.65 per diluted share. To compare results on a normalized basis, excluding first quarter expenses in 2006 which are non-recurring and deducting from earnings in 2005 stock-based compensation expense previously accounted for under APB 25, adjusted net income increased 22.6% to $17.7 million, or $0.62 per diluted share, compared to adjusted net income in the first quarter of 2005 of $14.5 million, or $0.51 per diluted share.

Erick Mason, Executive Vice President and Chief Financial Officer stated, “Our consolidated net sales and adjusted net earnings, excluding the aforementioned items in the first quarter, exceeded our expectations. Our Guitar Center division generated strong total and comparable store sales growth, driven by healthy demand across all major product categories. Our operating margin in this division continued to benefit from a more favorable product mix as well as increased leveraging of expenses. We are pleased to have successfully continued our store rollout plans with the opening of ten new Guitar Center stores during the quarter, including our second tertiary market store. At Musician’s Friend, sales were higher than anticipated, primarily reflecting growth in sales from the Internet and effective web-based advertising strategies. Finally, results from our Music & Arts division were in line with our plan as we are making progress in developing our educational business.”

Guitar Center Stores

During the quarter, we opened three primary market Guitar Center stores, six secondary market stores and one tertiary market store. Net sales from Guitar Center stores increased 15.2% to $339.3 million from $294.6 million in the first quarter 2005, with sales from new stores contributing $26.3 million and representing 58.9% of the total increase. Comparable store sales for the Guitar Center stores increased 6.3%. Gross profit was 27.2% in the first quarter compared to 27.0% in the same period last year. The increase primarily reflects a higher selling margin partially offset by higher occupancy and freight costs. Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expense, were 21.1% of net sales compared to 20.9% in the year-ago period. The increase primarily reflects the LTIP and other stock-based compensation expenses, as well as expenses associated with the retirement of our previous Chief Financial Officer allocated to this division. These factors were partially offset by increased leverage of advertising and corporate overhead expenses.

Musician’s Friend

Direct response net sales for the quarter increased 7.4% to $98.3 million from $91.5 million in last year’s first quarter. Gross profit was 29.2% for the quarter compared to 30.2% in the prior year period, reflecting a lower selling margin due to reduced shipping and handling revenue resulting from the competitive environment and higher freight expense. Selling, general and administrative expenses for the first quarter were 22.9% of net sales versus 19.5% in the comparable period last year. The increase primarily reflects stock-based compensation expenses allocated to this division and higher salary and insurance costs, partially offset by reduced catalog circulation.

Music & Arts

We completed the acquisition of Music & Arts Center, Inc. on April 15, 2005, and the acquired business and our former American Music business were combined into a new division that operates under the Music & Arts name. First quarter 2006 results reflect contributions from the combined operations of Music & Arts and American Music while first quarter 2005 results include only American Music.

Net sales from our Music & Arts division were $33.2 million in the first quarter compared to $10.2 million in the first quarter of 2005. Comparable sales for the Music & Arts division decreased 1.4% in the quarter, in line with our expectations. First quarter gross profit for Music & Arts increased to 46.5% versus 37.4% in the same period last year. Selling, general and administrative expenses for Music & Arts were 45.1% of net sales compared to 50.4% in the first quarter of 2005.

Amendment to Credit Facility

On April 26, 2006, we entered into an amendment of our credit facility. The amendment increases the maximum borrowings under the credit facility from $125 million to $200 million, with the option to increase the line an additional $50 million under certain circumstances, in each case subject to borrowing base and minimum availability limitations. Among other changes, the amendment also extends the maturity date of the facility to December 2011, reduces the interest margin charged over the applicable index rates and increases the borrowing base as a percentage of eligible working capital.

Adjusted Net Income Data

We have prepared adjusted net income data applicable to the three months ended March 31, 2006 and 2005 to supplement our results determined under applicable generally accepted accounting principles (GAAP). Set forth below is a reconciliation of the adjusted net income data presented to our results determined under GAAP.

	Net Income	Diluted earnings per share

Quarter ended March 31, 2006

Net earnings, as reported	$15,707	$0.55

Add:
LTIP compensation expense related to the fourth quarter of 2005	1,129	0.04
Compensation expense associated with the previous Chief Financial Officer’s retirement	891	0.03

Normalized adjusted net earnings, before current period LTIP compensation expense	$17,727	$0.62

LTIP compensation expense for the quarter ended March 31, 2006	906	0.03

Adjusted net earnings	$18,633	$0.65

Quarter ended March 31, 2005

Net earnings, as reported	$15,884	$0.56

Less:
Compensation expense previously accounted for under APB 25 and recorded in the footnotes to the consolidated financial statements (1)	(1,425)	(0.05)

Adjusted net earnings	$14,459	$0.51

(1) For the quarter ended March 31, 2006, stock option expense, net after-tax, under SFAS 123R was $2,321, or $0.08 per diluted share, of which amount $500, or $0.02 per diluted share, is included in the amount provided above for the charge relating to the transition agreement of our previous Chief Financial Officer.

Management measures the performance of the Company’s business for many purposes prior to the accrual of stock-based compensation expenses. We believe that our presentation of historical non-GAAP financial measures provides useful supplemental information to investors, and that excluding such incremental expenses as outlined above provides a supplemental measure that will facilitate comparisons between periods before, during and after such expense is incurred. These historical non-GAAP measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Business Outlook

In the second quarter to date, we have opened primary market stores in Greenwood, Indiana and Country Club Hills, Illinois, and a secondary market store in Montgomery, Alabama.

Based on current business and economic conditions, we continue to anticipate consolidated net sales in the second quarter of 2006 will range between $453 million and $462 million. Also based on our current expected business results for 2006, we expect to record an after-tax expense of approximately $0.02 to $0.03 per diluted share each quarter in 2006 in relation to the LTIP. Earnings per diluted share for the second quarter are now expected to be $0.43 to $0.48, including the LTIP expense. Excluding this forecasted LTIP expense, these earnings expectations are consistent with our earnings guidance previously provided on February 15, 2006.

The comments regarding future financial performance in the immediately preceding paragraph constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934. This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below and the information provided in the Form 8-K filed in connection with this release.

Teleconference and Webcast

Guitar Center will host a conference call and webcast today, April 27th, at 2:00 p.m. PT (5:00 p.m. ET) to discuss first quarter financial results. Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our corporate web site at www.guitarcenter.com. To access the call, please dial 800-627-7250 (domestic) or 706-645-9246 (international). The webcast will be available on the Company’s web site at www.guitarcenter.com or at www.earnings.com. A replay of the call will be available through

May 4, 2006 and can be accessed approximately one hour after the end of the call by dialing 800-642-1687 (domestic) or 706-645-9291 (international); pin number 7949446. A replay of the webcast will be available at www.guitarcenter.com.

About Guitar Center

Guitar Center is the leading United States retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment. Our retail store subsidiary presently operates 174 Guitar Center stores across the United States, with 131 stores in primary markets, 41 stores in secondary markets and 2 stores in tertiary markets. In addition, our Music & Arts division operates 88 stores specializing in band instruments for sale and rental, serving teachers, band directors, college professors and students. We are also the largest direct response retailer of musical instruments in the United States through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com. More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in 2006 and store opening plans. Sales and earnings trends are also affected by many other factors including, among others, world and national political events, including general economic conditions, the effectiveness of our promotion and merchandising strategies, our ability to integrate and profitably operate acquired businesses, the efficient operation of our supply chain, including the continued support of our key vendors, our effective management of business risks, including litigation, and competitive factors applicable to our retail and direct response markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized. Our actual results could differ materially and adversely from those expressed in this press release. Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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